Exhibit 10.8

PURCHASE AND SALE AGREEMENT

       THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July __, 2007, is between Catlin Oil and Gas, Inc., a Nevada corporation, hereinafter referred to as “Buyer”, and each of Jilpetco, Inc., a Texas corporation (“Jilpetco”), Petro Pro, Ltd., a Texas limited partnership (“Petro Pro”), PKC Energy, LLC, a Texas Limited Liability Company (“PKC”) and Jed Miesner, an individual and resident of Texas (“Miesner”), hereinafter collectively referred to as “Seller”.

       WHEREAS, Seller desires to sell (subject to the Retained Interest described below) and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, Seller’s interest in and to those properties described in Exhibit A, attached hereto, and shown on the map attached as Exhibit B hereto (the “Properties”), being (i) all right, title and interest in the oil and gas leases, including a like interest in all formations, depths and unit rights listed on Exhibit C attached hereto (the “Leases”), (ii) all of Seller’s right, title and interest in (A) all wells listed on Exhibit D attached hereto (plugged or unplugged) (the “Wells”), (B) the permits that relate to the Wells and the Properties, listed on Exhibit E attached hereto (the “Permits”), and (C) all equipment, materials and personal property, fixtures, and facilities used or useful in the production, gathering, storing, measuring, treating, operating, maintaining, marketing or transportation of hydrocarbon production from the Leases or lands pooled or unitized therewith and relating to the Wells and Properties, listed on Exhibit F attached hereto (the “Equipment”), (iii) all of Seller’s right, title and interest in all contracts and contractual rights insofar and only insofar as they relate to the Leases and Equipment, including without limitation all unit agreements, surface rights and leases, gas sale and purchase contracts, oil and gas leases and/or subleases and assignments, mineral deeds, royalty deeds, operating agreements, easements, rights of way, farm-out and farm-in agreements and all similar rights leased or owned by Seller, and oil and gas sales, purchase, exchange and processing contracts and agreements, whether of record or not (the “Contracts”). It is the intent of Seller to convey and assign all of its right, title and interest in and to the Interests in the area shown on the map attached as Exhibit B, SAVE AND EXCEPT 6.25% of 8/8th’s working interest, with a net revenue interest of 0.04812500, and 1% of 8/8th’s overriding royalty interest, such working interest and overriding royalty interest (collectively, the “Retained Interest”) being retained by Petro Pro. The aggregate Interests being conveyed are a 93.75% Working Interest with a net revenue interest of 0.72187500, whether or not such Interests are described on any other exhibit hereto. Seller’s interest in the Properties, Leases, Wells, Permits, Equipment and Contracts, net of the Retained Interest described above, shall hereinafter together be called the “Interests”.

       THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1.     Sale and Purchase. Subject to and upon all of the terms and conditions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver the Interests to Buyer, and Buyer shall purchase, receive, pay for and accept the Interests from Seller, effective July 1, 2007, at 7 a.m. local time (the “Effective Time”).

2.     Sale Price.

       (a)     The sale price for the Interests (“Sale Price”) shall be Three Million Six Hundred Thousand Dollars ($3,600,000.00) together with 12,500,000 restricted shares of common stock, par value $0.001 per share, of Universal Property Development and Acquisition Corporation (“UPDA”), a Nevada corporation (the “UPDA Common Stock”) plus 4,000,000 restricted shares of common stock, par value $0.001 per share, of Heartland Oil and Gas Corp. (“HOGC”), a Nevada corporation (the “HOGC Common Stock”). The Sale Price is subject to any applicable price adjustment as provided for in Sections 3 and 8 hereof. The number of shares of UPDA Common Stock and the number of shares of HOGC Common Stock will be adjusted as of the date of closing to reflect a total payment of $800,000 in UPDA Common Stock and $400,000 in HOGC Common Stock based upon the average of the closing prices for each stock for the five days immediately preceding and the five days immediately subsequent to the date of closing. The per share price of the UPDA Common Stock, as so adjusted, shall be referred to as the “UPDA Reference Price,” and the per share price of the HOGC Common Stock, as so adjusted, shall be referred to as the “HOGC Reference Price.” The number of shares of UPDA Common Stock and HOGC Common Stock is further subject to the make-whole provisions set forth in Section 2(c) and (d).

       (b)     The Sale Price shall be allocated among the Interests in accordance with Exhibit G attached hereto, and in compliance with Internal Revenue Code Section 1060 and the regulations promulgated thereunder. Seller will not file any tax return or other document with, or make any statement or declaration to, any federal, state or local governmental authority that is inconsistent with such allocation.

       (c)     The number of shares of UPDA Common Stock issuable hereunder is subject to further adjustment, as follows: in the event Petro Pro (or Miesner) sells all or a portion of the UPDA Common Stock in accordance with Rule 144 (in one or more distinct sale transactions), within the six-month time frame commencing on the one-year anniversary of the Closing Date and ending six months thereafter, and the proceeds of any such sales (gross of commissions) are less than the UPDA Reference Price per share sold, then UPDA or Buyer shall deliver additional shares of UPDA Common Stock (valued for purposes hereof at the UPDA Reference Price) to Petro Pro (or Miesner, as the case may be), or, in UPDA’s sole discretion, cash, in the amount of such shortfall. Although such adjustment mechanism may cover multiple sale transactions, the adjustment mechanism set forth in this section may be exercised on no more than one occasion, six months following the one-year anniversary of the Closing Date. Each of Petro Pro and Miesner agrees that sales of UPDA Common Stock during the six-month time frame commencing on the one-year anniversary of the Closing Date and ending six months thereafter, shall not exceed 105,000 shares per day or 500,000 shares per week.

       (d)     The number of shares of HOGC Common Stock issuable hereunder is subject to further adjustment, as follows: in the event Petro Pro sells all or a portion of the HOGC Common Stock in accordance with Rule 144 (in one or more distinct sale transactions), within the six-month time frame commencing on the one-year anniversary of the Closing Date and ending six months thereafter, and the proceeds of any such sales (gross of commissions) are less than the HOGC Reference Price per share sold, then HOGC or Buyer shall deliver additional shares of HOGC Common Stock (valued for purposes hereof at the HOGC Reference Price per share) to Petro Pro, or, in HOGC’s sole discretion, cash, in the amount of such shortfall. Although such adjustment mechanism may cover multiple sale transactions, the adjustment mechanism set forth in this section may be exercised on no more than one occasion, six months following the one-year anniversary of the Closing Date. Petro Pro agrees that sales of HOGC Common Stock during the six-month time frame commencing on the one-year anniversary of the Closing Date and ending six months thereafter, shall not exceed 35,000 shares per day or 150,000 shares per week.

3.     Adjustments to the Sale Price. In addition to any upward or downward adjustments to the Sale Price as a result of Title Defects, as discussed more fully in Section 8, below, the Sale Price may be adjusted upward or downward according to the following provisions:

       (a)     Gas Imbalances. The Sale Price shall be adjusted upward in an amount equal to $[client insert price here] per mcf of gas in the event of an imbalance of less than five thousand (5,000) mcf in the production of gas prior to the Effective Time as a result of which Seller is entitled to (i) make up from the Properties such volume of gas less than five thousand (5,000) mcf, or (ii) compensation for such volume of gas. The Sale Price shall be adjusted downward in an amount equal to $[client insert price here] per mcf of gas in excess of five thousand (5,000) mcf for which Seller is obligated to (iii) permit third parties to make up from the Properties in excess of such volume of gas or (iv) compensate third parties for such volume of gas.

       (b)     Oil in Storage. The Sale Price shall be adjusted upward in an amount equal to the value of all merchantable, allowable, oil in storage at the Effective Time, above the pipeline connection, which is sold and which is credited to the Properties and paid to Buyer, such value to be the actual price received by Buyer, less taxes and deductions. The Sale Price shall be adjusted downward in an amount equal to the proceeds received by Seller from the sale of oil, gas, or other hydrocarbons attributable to the Properties and which are produced after the Effective Time.

4.     Seller’s Representations and Warranties. Seller represents and warrants to Buyer that as of the Closing Date:

       (a)     Organization and Authority. Sellers are a duly organized, validly existing and in good standing in the State of Texas; Sellers are duly qualified to carry on business in the state in which the Interests are located; Sellers have full power and authority to enter into and perform under this Agreement according to its terms and conditions, and this Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms;

       (b)     Litigation. Seller is not aware of any pending or threatened legal action, investigation or administrative proceeding by any third party or federal, state or local governmental authority which may prohibit the transfer and sale of the Interests, encumber the Interests or affect the validity of any of the Leases or Contracts. Seller shall promptly notify Buyer of any such proceeding arising prior to the Closing;

       (c)     Bankruptcy. Sellers are not now in, nor do Sellers contemplate entering into, bankruptcy protection or any similar state law protection;

       (d)     No Conflicts. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not: (i) result in the imposition or creation of any lien, charge or other encumbrance upon or with respect to any of the Interests; (ii) contravene, violate, or be in conflict with or breach any material provision of, or give any person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any of the Contracts; or (iii) contravene, violate, be in conflict with, or give any federal, state or local governmental authority or other person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any federal, state or local laws, except such contraventions, violations, challenges, conflicts or claims for or exercises of any remedy or relief as would not, individually or in the aggregate, have a material adverse effect on the Interests, or Seller’s ability to consummate this Agreement or the transactions contemplated hereby;

       (e)     Compliance with Laws. Except as would not have a material adverse effect on any of the Interests, to the best of its knowledge: (i) Seller’s ownership and operation, and any third-party operator’s operation, of or with respect to the Interests is and has been in compliance with all applicable federal, state or local laws, rules, regulations and permits; (ii) all permits and/or bonds applicable to the Interests are specified on Exhibit E, and (A) Seller, or any third-party operator of or with respect to the Interests, has acquired and maintains all permits and bonds from appropriate federal, state or local governmental authorities necessary to conduct any operations now being performed in compliance with all applicable federal, state and local laws rules, regulations and permits; (B) Seller, or any third-party operator of or with respect to the Interests, is in compliance with all such permits and bonds, and all such permits and bonds are in full force and effect; and (C) there are no legal or administrative investigations or proceedings, pending or threatened, challenging or seeking revocation or limitation of any such permits and bonds; and (iii) all plans, applications, reports, certificates and other instruments filed by Seller, or any third-party operator of or with respect to the Interests, with any federal, state or local governmental authority with respect to the Interests do not: (A) contain any untrue statement of fact; or (B) omit any statement of fact necessary to make the statements therein not misleading;

       (f)     Environmental Conditions. To the best of Seller’s knowledge, with respect to or affecting the Interests, Seller, and each third-party operator of or with respect to the Interests, have been in material compliance with, and have not been and are not in any material respect in violation of or liable under, any federal, state or local environmental law, rule or regulation in effect at the Effective Time. Seller has no knowledge of any facts relating to the condition, use or operation of any of the Interests that are reasonably likely to constitute or result in a violation of any federal, state or local environmental law, rule or regulation in effect at the Effective Time, or result in a suit, action, claim, investigation, inquiry or proceeding under or with respect to such environmental law;

       (g)     Special Title Warranty. Seller specially warrants to Buyer and its successors and assigns that it has an ownership interest in the Interests which is equal to or greater than the interest shown on Exhibit A, and that it has not previously conveyed or encumbered the Interests, that it has the full and unrestricted authority to convey the Interests, in full and unlimited ownership to the extent set forth on Exhibit A, and that it warrants and will defend title to the Interests against the claims and demands of all persons whomsoever claim the same or any part thereof, by, through, and under Seller, but not otherwise, to the extent and subject to the limitations set forth on Exhibit A. The Interests are free and clear of valid claims or rights of any person claiming rights or interests therein by, through or under Seller, and there are no liens or encumbrances upon the Interests, except for those liens set forth on Exhibit H attached hereto (the “Permitted Liens”), and to the best of Seller’s knowledge, no person claims an interest in or upon the Interests;

       (h)     Take or Pay or Similar Contracts. To the best of Seller’s knowledge, (i) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons and containing a “take or pay” or similar provision or a production payment or any other arrangement to deliver hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor, and (ii) Seller has not produced a share of gas greater than its ownership percentage and Seller is under no obligation to reduce its share of production under any gas balancing agreement or similar contract to allow produced parties to come back into balance.

       (i)     To the best of Seller’s knowledge, there does not exist an obligation with respect to imbalances in the production of gas prior to the Effective Time as a result of which Seller is obligated to (i) permit third parties to make up from the Properties in excess of five thousand (5,000) mcf of gas, or (ii) compensate third parties for such volume of gas.

       (j)     To the best of Seller’s knowledge, there are no material defects in the personal Property and fixtures to be conveyed to Buyer pursuant to the terms hereof which would prevent the continued operation of the Properties in accordance with prior practice.

       (k)     To the best of Seller’s knowledge, all material royalties (other than royalties held in suspense), rentals, and other payments due under the Leases, have been properly and timely paid, and all conditions necessary to keep the Leases in force have been fully performed. No notices have been received by Seller of any claim to the contrary.

       (l)     To the best of Seller’s knowledge, all ad valorem, property, production, severance, and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons and the receipt of proceeds therefrom from the Properties have been properly paid and all such taxes and assessments which become due and payable prior to the Effective Time shall be properly paid by Seller.

       (m)     Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

       (n)     No Material Adverse Change. Since the earlier of the date hereof or the date of the most recently provided production reports relating to the Interests, (i) to the best of Seller’s knowledge, there has not been any material adverse change in the operations or condition of the Interests, and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that in no event shall any change resulting from conditions affecting the coal or oil and gas industry generally, changes in commodity prices, or changes in general business or economic conditions constitute a material adverse change in the operations or condition of the Interests; and (ii) Seller has not sold, transferred or abandoned any part of the Interests or terminated any of the Leases or Contracts, or voluntarily permitted any of the Interests or any material rights with respect thereto to expire, and has not waived or released any material rights with respect to the Interests;

       (o)     Insurance. All of the Interests are covered by self insurance or currently effective insurance policies of such types and amounts as are consistent with customary practices and standards in the oil and gas industry.

       (p)     No Untrue Statements. None of the written materials provided or to be provided to Buyer in connection with its review of the Interests contained or will contain any untrue statement of material fact or omitted or will omit any fact necessary to make any statement therein not misleading; and

       (q)     Survival. The representations and warranties contained in this Section 4 will survive the consummation of the transactions contemplated by this Agreement, for a period of one year.

5.     Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that as of the Closing Date:

       (a)     Organization and Qualification. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted; Buyer is duly qualified to carry on its business as a foreign corporation in the state of Texas, in which the Interests are located;

       (b)     Authorization; Enforcement. Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer and no further action is required by Buyer in connection therewith. This Agreement has been duly executed by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ and contracting parties rights generally;

       (c)     No Conflicts. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of Buyer’s certificate or articles of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which Buyer is a party or by which any property or asset of Buyer is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Buyer is subject (including federal and state securities laws and regulations), or by which any property or asset of Buyer is bound or affected;

       (d)     Filings, Consents and Approvals. Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by Buyer of this Agreement, other than (i) any filing with the Securities and Exchange Commission (the “Commission”) and applicable Blue Sky filings, and (ii) such other filings as may be required following the Closing Date under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and state corporate law;

       (e)     Issuance of UPDA Common Stock and HOGC Common Stock. The shares of UPDA Common Stock and HOGC Common Stock are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges, security interests, encumbrances or other restrictions (“Liens”);

       (f)     SEC Reports. Buyer has filed all reports required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

       (g)     Litigation. Except as disclosed in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of Buyer’s properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) materially and adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect on the results of operations, assets, business or financial condition of Buyer. Neither Buyer nor any director or officer thereof is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Buyer, there is not pending or contemplated, any investigation by the Commission involving Buyer or any current or former director or officer of Buyer;

       (h)     Compliance. Buyer (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Buyer under), nor has Buyer received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is not in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business;

       (i)     Regulatory Permits. Buyer possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business (“Material Permits”), and Buyer has not received any notice of proceedings relating to the revocation or modification of any Material Permit;

       (j)     Application of Takeover Protections. To Buyer’s knowledge, Buyer and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any non-statutory control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Buyer’s certificate of incorporation or the laws of its state of incorporation that is or could become applicable to Petro Pro as a result of Petro Pro’s fulfillment of its obligations under this Agreement, including without limitation the issuance to Petro Pro of the shares of UPDA Common Stock and HOGC Common Stock and the ownership of shares of UPDA Common Stock and HOGC Common Stock by Petro Pro;

       (k)     Nature of Interest. Buyer has purchased the Interests for its own account and not with an interest to resale or distribution in violation of any applicable securities laws;

       (l)     Bankruptcy. Buyer is not now in, nor does it contemplate entering into bankruptcy protection or any similar state law protection; and

       (m)     Reliance on Expertise. Buyer has fully relied upon its own expertise and information in making its decision to enter into this Agreement; provided, however, that nothing in this Section 5(m) shall be constituted to relieve Seller from any liability for misrepresentation with respect to Seller’s representations and warranties contained in Section 4 hereof.

       (n)     Survival. The representations and warranties contained in this Section 5 will survive the consummation of the transactions contemplated by this Agreement, for a period of one year.

6.     Covenants Of Seller. Seller covenants and agrees with Buyer as follows:

       (a)     Within two days after the date of this Agreement, Seller, at the expense of Seller, shall make available to Buyer the following information relating to the Interests:

                   (i)     Title opinions;

                   (ii)     Copies of the Leases, prior conveyances of the Properties, unitization, pooling, farmout, farm-in, right-of-way, easement, assignment, and operating agreements, licenses, division and transfer orders, mortgages, deeds of trust, security agreements, chattel mortgages, financing statements, and other encumbrances not discharged and affecting the title to or the value of the Properties and all other information contained in the land files of Seller;

                   (iii)     Abstracts of title and status reports;

                   (iv)     Other land records;

                   (v)     Rental and royalty payment records;

                   (vi)     Tax payment records;

                   (vii)     Maps and surveys;

                   (viii)     Production, sale, processing and transportation agreements;

                   (ix)     Permits and orders;

                   (x)     Production and operational records and verification;

                   (xi)     Accounting records;

                   (xii)     Filings made with regulatory agencies;

                   (xiii)     Operating expense records and verification;

                   (xiv)     Inventories of personal property and fixtures;

                   (xv)     Bonds and insurance policies;

                   (xvi)     Salt water disposal agreements and other operation agreements;

                   (xvii)     Engineering, geological and geophysical data;

                   (xviii)     Development Plans and permits.

                   (xix)     Any other information reasonably related to the Interests.

                   All of the information set forth above this paragraph (a) shall be open to inspection and photocopying by Buyer at Seller’s offices any reasonable time following execution of this Agreement, and Seller shall make available any additional information which is reasonably related to the Interests, simultaneously with the provision of information provided for by this Section 6(a). To the extent the foregoing information is not in Seller’s possession, Seller agrees to cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information relating to the Properties as Buyer may reasonably desire.

       (b)     Between the date of execution of this Agreement by Buyer and Closing, Seller shall cause the Properties to be developed, maintained and operated in a good and workmanlike manner, shall maintain insurance now in force with respect to the Interests, shall pay or cause to be paid all costs and expenses incurred in connection with the Properties, shall keep the Leases in full force and effect and shall perform and comply with all of the covenants and conditions contained in the Leases and all agreements relating to the Properties; provided, however, Seller shall not commence operations for the drilling of any new well or the redrilling or reworking of any existing well on the Properties after the date of execution of this Agreement without the prior written consent of Buyer.

       (c)     Between the date of execution of this Agreement by Buyer and Closing, Seller shall carry on its business with respect to the Properties in substantially the same manner as Seller has prior to the date of this Agreement, and shall not introduce any new method of management, operation or accounting with respect to the Properties.

       (d)     Without the prior written consent of Buyer, between the date of execution of this Agreement by Buyer and Closing, Seller shall not enter into any new agreements or commitments with respect to the Properties, shall not make any expenditures on any Properties in excess of $1,000.00, shall not abandon any well located on the Properties, nor release or abandon all or any portion of any of the Leases, shall not modify or terminate any of the agreements relating to the Interests, and shall not encumber, sell or otherwise dispose of any of the Interests, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Properties.

       (e)     Between the date of execution of this Agreement by Buyer and Closing, Seller shall take all steps necessary to allow Buyer to take over operations of all Wells as of 7 a.m. local time on the day after the Closing, and shall also take all steps necessary to cause Buyer to be duly designated operator, for Buyer’s own account, of those wells as of such date.

       (f)     Between the date of execution of this Agreement by Buyer and Closing, Seller shall maintain and preserve its field organization for operating the Properties in order to preserve such field organization for Buyer on and after Closing.

       (g)     Between the date of execution of this Agreement by Buyer and Closing, Seller shall exercise reasonable care in safeguarding and maintaining in a secure manner all engineering, geological and geophysical data, reports and maps, and all other confidential data in the possession of Seller, relating to the Properties.

       (h)     Between the date of execution of this Agreement by Buyer and Closing, Seller shall continue to comply with all applicable laws, rules, regulations, ordinances and orders of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction over the Properties.

       (i)     Between the date of execution of this Agreement by Buyer and Closing, Seller grants Buyer and its employees and agents the right of access to the Properties and the right to witness and conduct well tests on the Properties.

       (j)     Seller shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Properties and the transactions contemplated by this Agreement, including but not limited to promptly prosecuting the transfer of all Permits necessary for the operation of the Properties, and to assure that as of the Closing Date, Seller will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

       (k)     Seller shall use its best efforts to identify (i) all preferential rights to purchase and rights to require that consents to assignments be obtained which would be applicable to the transactions contemplated hereby, and (ii) the parties holding such rights. Seller shall immediate request, from the parties so identified (and in accordance with the documents creating such rights), waivers of the preferential rights to purchase and requirements that consents to assignment be obtained which were so identified. Seller shall have no obligation hereunder other than to so attempt to identify such preferential rights and requirements that consents to assignment be obtained, to use reasonable efforts to obtain such waivers and consents, and to immediately notify Buyer in the event Seller is unable to obtain such waivers or consents. If a party from whom a waiver of a preferential right to purchase or a consent to assignment is requested fails or refuses to give such waiver or consent, the parties agree that the Property affected by the holder’s refusal or failure to give such waiver or consent will constitute a property with a Title Defect, as described in Section 8 herein.

       (l)     Seller shall cause all of its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use diligent effort to cause such conditions to be satisfied on or prior to the Closing Date.

       (m)     Seller shall promptly notify Buyer if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue, or if Seller fails to perform or comply with any covenant, condition or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant, condition or agreement contained in this Agreement.

       (n)     Through July 31, 2007, Seller shall not solicit from any third party any proposals or offers, or enter into any negotiations relating to the distribution of any of the Interests, the acquisition of its stock, or its merger or consolidation.

7.     Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

       (a)     Buyer shall use diligent efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Properties and the transactions contemplated by this Agreement, and to assure that as of the Closing Date, Buyer will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

       (b)     Buyer shall cause all of its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use diligent effort to cause such conditions to be satisfied on or prior to the Closing Date.

       (c)     Buyer shall promptly notify Seller if any representation or warranty of Buyer contained in this Agreement is discovered to be or becomes untrue, or if Buyer fails to perform or comply with any covenant, condition or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant,, condition or agreement contained in this Agreement.

       (d)     Buyer shall use its best efforts in safeguarding and maintaining in a secure manner all engineering, geological and geophysical data, reports and maps, and all other confidential data provided by Seller, in the possession of Buyer, relating to the Properties.

8.     Title Procedure and Casualty Loss. For purposes of this Agreement, “marketable title” shall mean title that is free from reasonable doubt such that a prudent person, with knowledge of all salient facts and circumstances and their legal significance, would be willing to accept it. If any of the information or material supplied by Seller pursuant to this Agreement or any other information or data obtained by Buyer reflects the existence of any encumbrance, encroachment, defect in or objection to title, other than those set forth in Exhibit A and Exhibit G, that renders title to the Properties or any portion of the Properties defective or encumbered, such that the title to the Properties or any portion of the Properties is not marketable due to such encumbrance, encroachment, title defect or objection (“Title Defects”):

       (a)     Buyer shall notify Seller of the Title Defects, as they are identified, but in any event within ten days following execution of this Agreement, and providing Seller adequate information to enable Seller to go forward with curing the Title Defects. Within ten days prior to Closing, Seller shall furnish Buyer all documentation satisfying the Title Defects.

       (b)     If Seller is unable to cure a particular Title Defect, Buyer shall have the option to do one of the following: (i) remove the Property on which there is a Title Defect from the transaction contemplated by this Agreement and reduce the Sale Price by the amount of the Sale Price Allocation for the particular Property set forth in Exhibit G. By way of example, in the event of a Title Defect on any or all of the Barron 1, 2, or 3 Properties, Buyer may remove the Barron 1, 2 and 3 Properties from the transaction contemplated by this Agreement and reduce the Sale Price by $931,304.35; or (ii) accept the Property with the Title Defect with no reduction in the Sale Price.

       (c)     The value of Title Defects not constituting a breach of any of Seller’s representations or warranties must exceed $25,000.00 in value before any adjustment to the Sale Price will be made. Upon the determination that all such Title Defects total in excess of $25,000.00 in value, all identified Title Defects may give rise to a Sale Price adjustment. Notwithstanding this limitation, Buyer always shall have the option to remove from this transaction any Properties on which there are Title Defects, regardless of the value assigned to the Title Defects and affected Properties.

       (d)     Casualty Loss. If, prior to Closing, all or any portion of the Properties shall be destroyed by fire or other casualty, or if any portion of the Properties shall be taken in condemnation or under the right of eminent domain, or, if proceedings for such purposes shall be pending or threatened, Buyer may elect to terminate this Agreement. If Buyer makes this election, neither party shall have any further obligation to the other under or by this Agreement, except such obligations which, by their terms, survive termination of this Agreement. If not so terminated, this Agreement shall remain in full force and effect notwithstanding any such destruction, condemnation, or taking, and Seller shall, at Closing, pay to Buyer all sums (such as insurance proceeds, condemnation proceeds, or takings compensation) paid to Seller by reason of such destruction, condemnation, or taking. In addition, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments arising out of such destruction, condemnation, or taking. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction, condemnation, or taking without first obtaining the written consent of Buyer.

9.     Physical and Environmental Inspection. After the execution of this Agreement, Buyer and its authorized representative shall have physical access to the Interests at Buyer’s sole cost, risk and expense for the purpose of inspecting the Interests as may be reasonably necessary and appropriate, in Buyer’s sole judgment, to evaluate the physical and environmental condition of the Interests, including the identification of wetlands. Buyer shall defend and indemnify Seller from any and all liability, claims, causes of action, injury to Buyer’s employees, agents or contractors or to Seller’s property which may arise out of Buyer’s inspections, but only to the extent of Buyer’s negligence. Buyer agrees to provide Seller, upon reasonable request, a copy of any environmental assessments including any reports, data and conclusions. Except as otherwise provided by law or regulation, Buyer and Seller shall keep any and all such data or information obtained or determined during such inspections and the results of any analysis strictly confidential and shall not disclose same to any person or agency without the prior written approval of both Buyer and Seller. The foregoing obligation of confidentiality shall survive the Closing or termination of this Agreement.

10.     Due Diligence Period. During the period between the date of execution of this Agreement by Buyer and Closing (the “Due Diligence Period”), Buyer shall complete its physical and environmental inspections and such other due diligence as it deems reasonably necessary, in its sole judgment, prior to Closing.

11.     Warranty of Title. In all conveyances executed and delivered hereunder, Seller shall specially warrant to Buyer and its successors and assigns that it has an ownership interest in the Properties which is equal to or greater than the interest shown on Exhibit A, and that it has not previously conveyed or encumbered the Properties, that it has the full and unrestricted authority to convey the Properties, in full and unlimited ownership to the extent set forth on Exhibit A, and that it will warrant and defend title to the Properties against the lawful claims and demands of all persons whomsoever claim the same or any part thereof, by, through, and under Seller, but not otherwise, to the extent and subject to the limitations set forth on Exhibit A. Except for those representations and warranties set forth in this Agreement, the “Petro Pro Assignment, Conveyance, and Bill of Sale” instrument attached hereto as Exhibit “I,” and the “Jilpetco Assignment, Conveyance, and Bill of Sale” instrument attached hereto as Exhibit “J,” Seller makes no other warranty or representation as to the quantity or quality of title to the Properties.

12.     Other Agreements of the Parties.

       (a)     Transfer Restrictions. Each of Petro Pro and Miesner agrees to the imprinting, so long as is required by this Agreement, of a legend on any of the shares of UPDA Common Stock and HOGC Common Stock substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS.

             Certificates evidencing the UPDA Common Stock and HOGC Common Stock shall not contain any legend (including the legend set forth in this Section 12(a)), (i) following any sale of such UPDA Common Stock and HOGC Common Stock pursuant to Rule 144 promulgated by the Commission pursuant to the Securities Act (“Rule 144”), or (ii) if such UPDA Common Stock and/or HOGC Common Stock is eligible for sale under Rule 144(k). Each of UPDA and HOGC agrees that at such time as such legend is no longer required under this Section 12(a), it will, no later than seven Trading Days following the delivery to UPDA’s transfer agent or HOGC’s transfer agent, as the case may be, of a certificate representing UPDA Common Stock and/or HOGC Common Stock issued with a restrictive legend (together with standard documentation to establish the facts permitting the removal of legends hereunder), deliver or cause to be delivered a certificate representing such UPDA Common Stock and/or HOGC Common Stock that is free from all restrictive and other legends. Neither of UPDA nor HOGC may make any notation on its records or give instructions to UPDA’s transfer agent or HOGC’s transfer agent, as the case may be, that enlarge the restrictions on transfer set forth in this Section.

       (b)     Furnishing of Information. As long as Petro Pro or Miesner owns shares of UPDA Common Stock and/or HOGC Common Stock, each of UPDA and HOGC covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by UPDA and/or HOGC after the date hereof pursuant to the Exchange Act. Upon the request of Petro Pro or Miesner, UPDA and HOGC shall deliver to Petro Pro and Miesner a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. Each of UPDA and HOGC further covenants that it will take such further action as Petro Pro or Miesner may reasonably request, all to the extent required from time to time to enable Petro Pro and Miesner to sell such UPDA Common Stock and/or HOGC Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

       (c)     Quotation/Listing of Common Stock. Each of UPDA and HOGC hereby agrees to use its reasonable best efforts to maintain the quotation or listing of the UPDA Common Stock and HOGC Common Stock on the OTC Bulletin Board. Each of UPDA and HOGC will take commercially reasonable actions necessary to continue the quotation or listing of the UPDA Common Stock and HOGC Common Stock on the OTC Bulletin Board and will comply in all respects with the reporting, filing and other obligations under the bylaws or rules of the OTC Bulletin Board.

       (d)     Facilitation of Immediate Transfer. Upon the receipt from Seller of transfer documentation deemed sufficient by their respective transfer agents, each of UPDA and HOGC hereby agree to use their best efforts to facilitate an immediate transfer to the business associates of Petro Pro and Miesner, of a portion of the shares of UPDA Common Stock and HOGC Common Stock issuable to Petro Pro and Miesner under this Agreement and each shall direct their respective transfer agents to cooperate therein. The provisions of subsections 2(c) and 2(d) of this Agreement shall apply to all of such transferred shares of UPDA Common Stock and HOGC Common Stock, and Petro Pro and Miesner agree that each such transfer shall be accompanied by written agreement on the part of the transferee, to abide by the provisions of subsections 2(c) and 2(d) of this Agreement.

13.     Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

       (a)     Buyer shall have had reasonable access to all data and records which it has reasonably requested;

       (b)     Buyer shall have had reasonable access to the leases and equipment included in the Interests to conduct an inspection for all purposes, including environmental condition;

       (c)     No material adverse change in the condition of or title to the Interests shall have occurred prior to the Effective Time, except depletion through normal production within authorized, allowable, ordinary changes in the rates of production and depreciation of equipment through ordinary wear and tear;

       (d)     All representations and warranties of Seller contained in the Agreement shall be true, correct and not misleading in all material respects, and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller;

       (e)     The Closing of the transactions contemplated by this Agreement shall not violate any order or decree of any court, agency, tribunal, or other governmental authority having competent jurisdiction over the transaction contemplated by this Agreement;

       (f)     All necessary consents, permissions, novations, approvals, and releases by third parties in connection with the sale and transfer of the Properties shall have been received prior to or at Closing except those governmental consents customarily generated and received in the ordinary course of business at a post-closing date; and

       (g)     Seller shall have obtained releases of all liens affecting the Properties.

14.     Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions: Seller shall be satisfied with the results of its due diligence review of Buyer; all representations and warranties of Buyer contained in the Agreement shall be true, correct and not misleading in all material respects, and Buyer shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Buyer.

15.     Closing. The closing (the “Closing”) shall occur on or before August ___, 2007 (the “Closing Date”), at the offices of Seller or at such other time and place as the parties may mutually agree in writing. At Closing, the following will occur:

       (a)     Each of the parties comprising Seller shall execute, acknowledge and deliver the Petro Pro Assignment, Conveyance and Bill of Sale, on the form attached hereto as Exhibit “I” and the Jilpetco Assignment, Conveyance, and Bill of Sale attached hereto as Exhibit “J,” covering all of the Interests to be sold pursuant hereto;

       (b)     Buyer shall deliver to Jilpetco by wire transfer the cash portion of the Sale Price as directed in writing by Jilpetco;

       (c)     Buyer shall issue to Petro Pro or Miesner the UPDA Common Stock (with an effective date of issuance prior to July 9, 2007, in order to give to Petro Pro or Miesner the benefit of the July 9, 2007 spin-off transaction involving shares of Continental Fuels, Inc., a Nevada corporation), and Buyer shall issue to Petro Pro the HOGC Common Stock;

       (d)     Seller and Buyer shall execute all necessary forms to be filed with the appropriate regulatory authorities concerning the change in ownership and operatorship of the Interests and Buyer shall submit same for approval by such regulatory authorities at Buyer’s expense and Buyer shall deliver to Seller evidence of the appropriate state and federal plugging bond, surety letter or letter of credit acceptable to such authority to authorize Buyer or Buyer’s designee’s right to conduct operations, if applicable;

       (e)     Seller shall deliver to Buyer exclusive possession of the Interests;

       (f)     Seller shall deliver to Buyer letters-in-lieu of transfer order in form and content satisfactory to Buyer;

       (g)     Seller shall provide Buyer any maps, reports and other written material relating to the Interests including, without limitation, lease files, property records, contract files, operations files, copies of tax and accounting records and files, well files, geological and geophysical maps, core analyses and hydrocarbon analyses, well logs, mud logs, core data and field studies (“Records”). Except for accounting records and files, all such documents and files shall be originals including, without limitation, original file jackets and folders.

16.     Reservations and Exceptions. Sale and purchase of the Interests is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are of record or of which Buyer has actual notice, other than those caused or created by Seller or those such as would constitute a breach of Seller’s representations, warranties and covenants.

17.     Assumption of Liabilities and Indemnities. As used in this paragraph and the subparagraphs hereunder, “Claims” shall include claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs and fees in connection therewith, including reasonable attorney’s fees.

       (a)     Without limiting the representations and warranties of Seller contained herein or Buyer’s remedies in respect thereof, the Interests have been used for exploring, developing and producing oil and gas. Spills of wastes, crude oil, produced water, hazardous substances and other materials may have occurred in the past on the leases or in connection with the Interests. There is a possibility that there are currently unknown wells, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property. Seller warrants and represents that it is unaware of any such conditions at the time of Closing. It is the intent, therefore, that all liability associated with the above matters, to the extent that they are unknown to Seller at the time of Closing, as well as any liability to plug or re-plug such wells in accordance with the applicable rules, regulations and requirements of governmental agencies are passed to Buyer at Closing and that Buyer shall assume all liability for such matters and all claims related thereto absent proof of Seller’s fraudulent concealment thereof. Additionally, the Interests may contain hazardous substances or Naturally Occurring Radioactive Material (“NORM”). NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; wells, materials and equipment located on the leases or included in the Interests may contain NORM and NORM containing material may have been buried or otherwise disposed of on the leases. Seller is unaware of any such conditions as of the Closing. Special procedures may be required for remediating, removing, transporting and disposing of NORM, hazardous materials and other substances from the Interests and absent proof of Seller’s fraudulent concealment, Buyer assumes all liability for any assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, requirements and regulations of governmental agencies.

       (b)     At Closing, Buyer shall assume and be responsible for and comply with all duties and obligations of Seller, express or implied, arising on or after the Closing, with respect to the Interests, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority assigned to it except to the extent (i) that the existence of such duties and obligations constitute a breach of Seller’s representations, warranties or covenants or (ii) Seller failed to disclose any such duty or obligation to Buyer in writing prior to the Effective Time.

       (c)     Seller shall defend, indemnify and hold Buyer harmless from any and all claims relating to matters or events arising or relating to the period of time preceding the Closing Date including, without limitation, mispayment of royalties and other accounting matters, and for any breach by Seller of any representation, warranty or covenant contained herein.

       (d)     The indemnities in this paragraph shall inure to the benefit of Buyer and Seller and their respective officers, directors, employees, agents, successors and assigns.

18.     Taxes. All ad valorem taxes, real property taxes, and similar obligations with respect to the tax period in which the Effective Date occurs (the “current tax period”) shall be apportioned between Seller and Buyer as of the Effective Date based on the immediately preceding tax period assessment. Seller shall pay, and defend and hold Buyer harmless with respect to payment of all taxes relating to the Properties for the current tax period, before the Effective Date and prior years, together with any interest or penalties assessed thereon. Buyer shall pay, and defend and hold Seller harmless with respect to payment of all taxes relating to the Properties for the tax period after the Effective Date and thereafter, together with any interest or penalties assessed thereon.

19.     Accounting. All proceeds (including proceeds held in suspense or escrow) from the sale of production actually sold and delivered prior to the Effective Time attributable to the Interests shall belong to Seller and all proceeds from production and/or sales thereafter shall belong to Buyer. All costs, expenses and obligations relating to the Interests which accrue prior to the Effective Time shall be paid and discharged by Seller regardless of when or where invoices for such costs, expenses and obligations are received.

20.     Broker’s Fees. Seller has not utilized a broker in connection with this transaction and Buyer shall be responsible for any Broker’s fee it incurs as a result of this transaction.

21.     Attachments. In addition to the attachments previously referenced, Seller shall provide and attach to this Agreement (i) an list showing all field equipment such as pumps, tanks, tools, meters, pipe, etc. which shall be attached hereto as Exhibit F; (ii) a comprehensive list of all wells, identifying each as producing, non-producing, plugged, injection, etc. which shall be attached hereto as Exhibit D, (iii) copies of any and all notices from any governmental authority relating to the Interests and subject to compliance which shall be attached hereto as Exhibit E.

22.     Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered or if mailed by registered or certified mail, postage prepaid to the addresses set forth below:

SELLER:	711 W. 7th
P.O. Box 241
Spearman, Texas 79081
Attention: Jed Miesner

BUYER	Catlin Oil & Gas, Inc.
14255 US Highway 1, Suite 209
Juno Beach, Florida 33408
Attn: Steven A. Fall, President
Phone: 561 630 2977
Facsimile: 561 277 2430

23.     Further Assurances. After Closing, each of the parties shall execute, acknowledge and deliver to the other such further instruments and take such other actions as may be reasonably necessary or convenient to carry out the provisions of this Agreement.

24.     Operations by Seller. Seller shall operate the Interests until the Closing at which time the operations will be turned over to and become the responsibility of Buyer. The risk of casualty loss relating to the Interests shall pass from Seller to Buyer on the Closing Date.

25.     Entire Agreement. This Agreement, including all exhibits hereto, plus each Assignment, Conveyance and Bill of Sale to be delivered at Closing, contains the entire agreement of the Parties. This Agreement supersedes any prior Agreements between the Parties concerning sale of the Interests.

26.     Assignability. This Agreement and the rights and obligations hereunder shall not be assigned or delegable by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld.

27.     Survival. All representations, warranties, covenants and agreements set forth herein or in any instrument or certificate delivered in connection herewith shall survive the Closing without limitation as to time.

28.     Governing Law. This agreement shall be governed by the laws of the State of Texas without regard to conflicts of laws.

29.     Counterparts. This Agreement may be executed in counterparts each counterpart shall constitute a binding original.

30.     Attorneys Fees. In the event that any litigation, arbitration, or other proceeding is brought hereunder or in respect hereof, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of investigation.

31.     Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the parties to be charged with such amendment or waiver and delivered by such party to the party claiming to benefit from such amendment or waiver.

32.     Headings. The headings of the articles and sections of this Agreement for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

33.     References. References made in this Agreement, including the use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular, or plural, individuals, partnerships, or corporations. As may be used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate, or other entity.

34.     Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement or implied herefrom, is intended to confer upon any other person or entity any benefits, rights, or remedies.

35.     Notices After Closing. Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification, or other document affecting the Properties while owned by such other party.

36.     Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

Signatures appear on the following page.

       EXECUTED as of the date first above mentioned.

SELLER

Jilpetco, Inc.

By:
Name:
Title:
Date:

Petro Pro, Ltd.

By:
Name:
Title:
Date:

PKC Energy, LLC

By:
Name:
Title:
Date:

Jed Miesner
Date:

BUYER

CATLIN OIL AND GAS, INC.

By: /s/ Kamal Abdallah
Name: Kamal Abdallah
Title: Chairman
Date: 08/13/2007

Executed for purposes of Section 2 and Section12:

UNIVERSAL PROPERTY DEVELOPMENT AND ACQUISITION CORPORATION

By: /s/ Kamal Abdallah
Name: Kamal Abdallah
Title: Chairman
Date: 08/13/2007

HEARTLAND OIL AND GAS CORP.

By: /s/ Kamal Abdallah
Name: Kamal Abdallah
Title: Chairman
Date: 08/13/2007

EXHIBITS

Exhibit A - Description of Properties
Exhibit B - Map of Properties
Exhibit C - Leases
Exhibit D - Wells
Exhibit E - Permits and Governmental Authorizations
Exhibit F - Equipment
Exhibit G - Sale Price Allocation
Exhibit H - Permitted Liens
Exhibit I - Petro Pro Assignment, Conveyance, and Bill of Sale
Exhibit J - Jilpetco Assignment, Conveyance, and Bill of Sale

Exhibit G

Sale Price Allocation

Barron 1,2,3	$931,304.35
Barron 5,6,7,8,9	$1,771,304.35
Branham	$26,086.95
Welch	$871,304.35
Hill	$626,086.95
Keck	$573,913.05
Total	$4,800,000.00